Exhibit 10.4

Biomet, Inc. Executive Severance Pay Plan

Effective as of September 22, 2006

BIOMET, INC.  EXECUTIVE SEVERANCE PAY PLAN

The Biomet, Inc. Executive Severance Pay Plan (“Plan”) is hereby adopted by Biomet, Inc. (“Company”), effective September 22, 2006, for a select group of key management employees of the Company and its affiliates and/or subsidiaries.  The Plan is intended to qualify as a welfare plan for certain selected employees within the meaning 29 C.F.R. §2520.104-24.

ARTICLE 1

General Provisions

Biomet, Inc. has established the Plan, effective September 22, 2006, to provide severance pay and benefits for Eligible Employees in the case of certain involuntary Terminations of Employment, as determined by the Administrator in its sole discretion.

ARTICLE 2

Use of Defined Terms

Certain defined terms are used throughout the Plan.  The definitions of these terms are contained in Appendix A attached hereto.  Whenever a defined term is used, it begins with a capital letter.  Please refer to Appendix A for the meaning of capitalized terms as you read the provisions of the Plan.

ARTICLE 3

Participation

An employee of the Company will become a Participant immediately upon becoming an Eligible Employee, and such employee will cease to be a Participant upon the later of (i) the date on which such employee ceases to be an Eligible Employee or (ii) the date on which such employee is no longer entitled to future benefits under the Plan.

ARTICLE 4

Funding of Plan

All Plan benefits are paid from the Company’s general assets.

ARTICLE 5

Severance Benefits

Section 5.01.         Payment of Severance Benefits.  Subject to the terms specified herein, if a Participant’s Employment terminates in a Qualifying Termination, the Employer will pay the following amounts and provide the following benefits:

(a)       Salary Continuation, in accordance with the Employer’s standard payroll practices, at the Salary Continuation Rate, throughout the Continuation Period.  Salary Continuation shall not be considered compensation for purposes of any other benefit plan of the Company, unless expressly provided for therein;

(b)      If the Participant is eligible for and elects Continuation Coverage pursuant to COBRA (with respect to the Participant and/or the Participant’s dependents who are eligible to elect COBRA under the Company’s group health plan(s) as a direct result of the Participant’s Termination of Employment), the Company shall pay (as of the first of each applicable month) the premiums for such coverage (or reimburse the Participant for such premiums) for the Benefits Continuation Period.  If the Company pays the premiums for such coverage, they will constitute taxable income to the Participant;

(c)               Continued payment of the Participant’s Employer-provided car allowance, if any, for a period of twelve months from the Termination Date;

(d)    Payment of a pro-rated portion of the Participant’s target bonus established from time to time by the Employer for the fiscal year in which the Termination Date occurs (payable within 75 days after the end of the Employer’s fiscal year).  The applicable pro-rated percentage to be applied to the Participant’s target bonus shall be determined, in the sole discretion of the Employer, based upon the Employer’s performance and any other performance criteria related to the Participant’s target bonus; and,

(e)       All outstanding options granted to the Participant by the Employer on any common shares of stock of Biomet, Inc. will become immediately vested and exercisable (to the extent not yet vested and exercisable) as of the Termination Date and shall remain exercisable until the earlier of (i) the expiration of the applicable option term (associated with each such option) or (ii) five (5) years after the Termination Date.  To the extent not otherwise provided under the written agreement, if any, evidencing the grant of any restricted common shares of stock of Biomet, Inc.  to the Participant by an Employer, all such outstanding shares that have been granted to the Participant subject to restrictions that, as of the Termination Date have not yet lapsed, will lapse automatically upon the Termination Date, and the Participant will become the owner of such shares free and clear of all such restrictions.

(f)       Notwithstanding the preceding provisions or any provision in this Plan to the contrary, this Plan and all payments pursuant hereto are intended to comply with Code Section 409A and the guidance thereunder, and this Plan shall be construed accordingly.  To the extent that compliance with Section 409A(a)(2)(B)(i) would require any payment otherwise provided for by this Plan to be delayed, such payment shall be made as soon as administratively feasible after the period of delay required by Code Section 409A(a)(2)(B)(i).

Section 5.02.         Qualified Terminations.

(a)       Subject to the provisions of Subsection (b), the Termination of a Participant’s Employment will be deemed to be a Qualified Termination if the termination is, as determined by the Administrator, for reasons unrelated to the Participant’s (i) performance of his employment duties or (ii) his commission of an act or acts outside of the scope of his employment duties that would constitute the basis of a termination for cause under his Change in Control Agreement.

(b)      Notwithstanding Subsection (a), a Termination of Employment will not be considered a Qualified Termination under any of the following circumstances, as determined by the Administrator:

(1)                                the Participant fails to comply with the requirements of Section 5.03;

(2)                                the Participant is offered and accepts employment with (i) the Company (or any of its related entities) or (ii) an entity (or any of its related entities) that acquires part or all of the business operations of the Company;

(3)                                the Participant is offered and rejects Comparable Employment with (i) the Company (or any of its related entities) or (ii) an entity (or any of its related entities) that acquires part or all of the business operations of the Company;

(4)                                the Participant’s employment is terminated because of the limitation or interruption of business operations by occurrences beyond the Company’s control, such as an act of war, civil disturbance, fire, flood, or other disaster;

(5)                                the Participant is entitled to payments or benefits under Participant’s Change in Control Agreement as a result of the Termination of Employment;

(6)                                the Participant voluntarily resigns, quits or retires from his position of employment; or

(7)                                the Participant’s employment is terminated for any reason other than as provided in Subsection (a).

Section 5.03.         Prerequisites to Receiving Benefits.  As a prerequisite to receiving any benefit hereunder, the Participant must submit to the Administrator a signed release acceptable to the Administrator, on a form provided by the Administrator, releasing the Company and certain related entities from any liability whatsoever in connection with  Participant’s employment or the termination thereof, except as provided in such release. The release must have become valid according to its terms, and the period for revoking the release must have passed.  In addition, Participant must submit to the Administrator a signed Confidentiality and Non-Compete Agreement acceptable to the Administrator, on a form provided by the Administrator.

ARTICLE 6

Plan Administration

The Plan shall be administered by the Company, which shall be a named fiduciary within the meaning of the ERISA.  In administering the Plan, the Company shall have the authority to interpret the terms of the Plan, prescribe rules for administering the Plan, decide disputes regarding the rights of Participants under the Plan, and perform all other functions necessary or appropriate to the administration of the Plan.  In performing its duties as Administrator, the Company shall have the authority to exercise its discretion to the maximum extent permitted by law.  Benefits shall be paid under this Plan only if the Administrator, in its sole discretion, determines that the applicant for benefits hereunder is entitled to such benefits.

ARTICLE 7

Claims and Appeals Procedures

Section 7.01.         Claims for Benefits.

(a)       All claims for Plan benefits will be subject to the rules set out in this Article.  If a Participant believes that he is entitled to benefits that have not been provided, he may file a claim, either directly or through an authorized representative, by mailing a written notice of the claim to the Company’s General Counsel.

(b)      The Administrator will provide the claimant with written or electronic notice of its approval or denial of a properly filed claim within 90 days after receiving the claim, unless special circumstances require an extension of the decision period.  If special circumstances require an extension of the period for processing the claim, the first 90-day decision period may be extended for up to an additional 90 days.  If an extension of the first 90-day period is needed, the Administrator will provide written notice of the required extension before the end of the first 90-day period, specifying (i) the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(c)       If a claim for benefits is denied, the Administrator will provide the claimant with written or electronic notice containing (i) the specific reasons for the denial, (ii) references to the Plan provisions on which the denial is based; (iii) a description of any additional material or information needed and why such material or information is necessary; (iv) a description of the applicable review procedures and time limits.

(d)      A claimant may appeal the denial of a claim by filing a written appeal with the Administrator within 60 days after receiving notice of the denial.  The claimant’s appeal will be deemed filed upon receipt by the Administrator.  If the claimant does not file a timely appeal, the Administrator’s decision will be final.

(e)       The Administrator will provide the claimant with written or electronic notice of its decision on appeal within 60 days after receiving the claim, unless special circumstances require an extension of the decision period.  If special circumstances require an extension of the period for processing the claim, the first 60-day decision period may be extended for up to an additional 60 days.  If an extension of the first 60-day period is needed, the Administrator will provide written notice of the required extension before the end of the first 60-day period, specifying (i) the circumstances requiring an extension and (ii) the date by which the Administrator expects to make a decision.

(f)       If a claim is denied on appeal, the Administrator will provide the claimant with written or electronic notice containing (i) the specific reasons for the denial, (ii) reference to the Plan provisions on which the denial is based, and (iii) a statement that the Administrator will provide the claimant, upon request and free of charge, reasonable access to and copies of all documents records, and other information relevant to the claim. The Administrator’s decision on review will be final.

Section 7.02.         Authorized Representative.  The claimant’s authorized representative may act on his behalf in pursuing a benefit claim or appeal under the Plan.

Section 7.03.         Full and Fair Review.  Upon request and free of charge, a Participant’s duly authorized representative will be given reasonable access to, and copies of, all documents, records, and other information relevant to the Participant’s claim.  In addition, the Participant or his authorized representative may submit to the appropriate person or entity written comments, documents, records, and other information relating to the claim.  If timely requested, the review of a denied claim will take into account all comments, documents, records, and other information that the Participant or his duly authorized representative have submitted relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

Section 7.04.         Exhaustion of Remedies.  If a Participant fails to file a request for review of a claim denial in accordance with the procedures described in this Article, he will not have the right of appeal or the right to bring an action in any court, and the claim denial will be final.

ARTICLE 8

Amendment and Termination

Biomet, Inc., by action of its Board of Directors or the Board’s duly authorized delegate, may amend or terminate the Plan at any time.

ARTICLE 9

Miscellaneous Provisions

Section 9.01.         Non-alienation of Benefits.   Benefits payable under the Plan are not subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, charge,

garnishment, execution, or levy of any kind, either voluntary or involuntary, before being received by the Participant (or any other person entitled to receive benefits under the Plan) and any attempt to alienate, sell, transfer, assign, pledge, encumber, charge, or otherwise dispose of any right to benefits under the Plan shall be void.

Section 9.02.         Limitation of Rights.  Neither the establishment nor the maintenance of the Plan nor any amendment thereof nor any act or omission under the Plan or resulting from the operation of the Plan shall be construed:

(a)       as conferring upon a Participant or any other person a right or claim against the Employer, except to the extent that such right or claim shall be specifically expressed and provided in the Plan or as provided under ERISA;

(b)      as creating any responsibility or liability of the Employer for the validity or effect of the Plan;

(c)       as a contract or agreement between the Plan or the Employer and the Participant or any other person; or

(d)      as giving a Participant the right to be retained in the service of the Company or to interfere with the right of the Employer to discharge Participant or any other person at any time in its discretion.

Section 9.03.         Rules of Interpretation.  The following rules of construction will govern any interpretation of the Plan:

(a)       The Plan shall be construed, enforced, and administered and the validity thereof determined in accordance with the laws of the State of Indiana to the extent that such laws are not preempted by federal law.

(b)      Words used in the masculine shall be construed to include the feminine, where appropriate, and vice versa.

(c)       Words used in the singular or plural shall be construed as being in the plural or singular, where appropriate.

(d)      The headings and subheadings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of any provision of the Plan.

(e)       If any provision of the Plan is held to be illegal or invalid for any reason, that provision shall be deemed to be null and void, but the invalidation of that provision will not otherwise affect the Plan.

Section 9.04.         Tax Withholding.  The Company may withhold from any payment hereunder income or employment taxes as it deems necessary to comply with applicable tax laws.

Section 9.05.         Notices.  Any notice given under the Plan will be sufficient if given to the Company, when addressed to its principal business office, or if given to the Participant, when addressed to the Participant at his address as it appears in the records of the Company.

Section 9.06.         Plan Document Governs.  This Plan document constitutes the only legally governing document for the Plan.  No statement or other communication will amend or modify any provision of the Plan.

Section 9.07.         Arbitration.  All disputes, demands, claims, controversies, actions, and/or causes of action arising from or relating to this Plan shall be resolved by binding arbitration under the rules of the then current CPR Institute for Dispute Resolution, by one arbitrator.  The decision of the arbitrator will be final.  The place of arbitration shall be Warsaw, Indiana.  This arbitration contract is made pursuant to a transaction in interstate commerce, and shall be governed by the Federal Arbitration Act.  Any judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof.  The parties voluntarily and knowingly waive any right they have to a jury trial.  The arbitrator is not empowered to award punitive damages or damages in excess of compensatory damages and each party hereby irrevocably waives any right to recover any damages other than compensatory damages with respect to any dispute resolved by arbitration.  The parties also agree that neither will have the right to participate as a representative or member of any class of claimants pertaining to a claim subject to arbitration under this Plan.  The parties further agree that neither will have the right to consolidate claims subject to arbitration under this Plan.

APPENDIX A

Defined Terms

“Administrator” means the Biomet, Inc.

“Benefits Continuation Period” means the shorter of the (i) the Continuation Period, (ii) the period for which the Participant is eligible for and elects Continuation Coverage pursuant to COBRA, not to exceed eighteen (18) months

“Change in Control Agreement” means, with respect to an Employee, the Change in Control Agreement between the Employee and the Company, as in effect from time to time.

“COBRA” means ERISA Sections 601 through 607 and Code Section 4980B, as amended from time to time.

“Comparable Employment” means an employment position that would (i) provide the Participant with a base salary rate and target bonus that is not less than the Participant’s base salary rate and target bonus rate at the time of the offer of such employment, (ii) provide other benefits and compensation that are, in the Administrator’s judgment, in the aggregate, comparable in value to the other benefits and compensation for which the Participant is eligible at the time of such offer, and (iii) would not require that the Participant change his principal work location by more than 50 miles from such location at the time of the offer of such employment.

“Company” means Biomet, Inc., its wholly-owned subsidiaries, and any joint venture in which it participates.  For purposes of Articles VI and VII, “Company” means Biomet, Inc.

“Continuation Coverage” means continuation coverage under the Employer’s medical and/or dental program pursuant to COBRA.

“Continuation Period” means the period after a Qualified Termination for which payments are payable and/or benefits to be provided pursuant to the Plan.  In general, the “Continuation Period” for a Participant will begin on the effective date of his Qualified Termination and end after a number of weeks equal to the sum of (i) the Base Continuation Period, plus (ii) one additional week for each Year of Service (up to a maximum of 26 additional weeks).  For purposes of the preceding sentence, the Base Continuation Period shall be 52 weeks.

“Covered Dependent” means a Participant’s dependent who is covered by the Company’s medical benefits plan upon a Qualified Termination.

“Eligible Employee” means an Employee who (i) is a party to a Change in Control Agreement with the Company, (ii) has not received any payments pursuant to such Change in Control Agreement, and (iii) has completed at least one (1) Year of Service.

“Employee” means an individual compensated as a common law employee of the Company or a wholly-owned subsidiary of the Company.

“Employer” means the specific Biomet group company (i.e. wholly-owned subsidiary of Biomet, Inc., joint venture in which Biomet, Inc. or one of its wholly-owned subsidiaries participates or Biomet, Inc. itself) for which Employee provides services and receives compensation as a common law employee.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Participant” means an Eligible Employee who has become a Participant pursuant to Article III and who has not ceased to be a Participant as provided in Article III.

“Plan” means the Biomet, Inc. Executive Severance Pay Plan, as set out in this document, as amended from time to time.

“Plan Year” means the calendar year.

“Qualified Termination” has the meaning specified in Section 5.02.

“Salary Continuation” means payments of base salary made pursuant to Subsection 5.01(a).

“Salary Continuation Rate” means the rate of the Participant’s base salary (without respect to bonuses, incentive compensation, or any other type of special pay) in effect on the date of Participant’s Qualified Termination, before any reduction on account of salary reduction contributions pursuant to Code Section 125 or 401(k) or pursuant to a nonqualified deferred compensation plan of the Company.

“Termination of Employment,” “Terminates Employment,” or “Terminates his/her Employment” means, with respect to a Participant, complete termination of the employment relationship between the Participant and the Company and all related entities.

“Termination Date” means the date as of which an Employee Terminates Employment.

“Year of Service” means a measuring period of 12 consecutive months throughout which an Employee is continuously employed as a full-time Employee.  For purposes of the preceding sentence, an Employee will be considered to be continuously employed as a full-time Employee during any Employer-approved leave, provided that he is a full-time Employee immediately before the leave and returns to work as a full-time Employee immediately after the leave.  For purposes of this definition, an Employee’s first measuring period will begin on the date on which he first provides services to the Employer as a full-time Employee, and his later measuring periods will begin on the anniversaries of that date; provided, however, if the Employee Terminates Employment and later provides services as a full-time Employee, his later measuring periods will begin with the date on which he first provides services as a full-time Employee after his Termination of Employment and the anniversaries of that date.  If the Employer acquires another employer or significant business operations of another employer, in the case of an Employee hired by the Employer as part of the acquisition, service with the predecessor employer will be treated as service with the Employer to the extent provided in the agreement of acquisition.